NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Class A Common Stock, $0.0001 par value and Units, each consisting of one share of Class A Common Stock, $0.0001 par value, and one-fifth of one redeemable warrant (the "Securities") of Pivotal Investment Corporation III (the "Company") from listing and registration on the NYSE at the opening of business on August 1, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision pursuant to Section 802.01B of the NYSE's Listed Company Manual because the Company had fallen below the NYSE's continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. On February 28, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities listing and registration on the NYSE. The Company was notified on February 28, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on February 28, 2023. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such a request on March 14, 2023, within the specified time period. On July 21, 2023, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Securities. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.